Exhibit 99.(d)(xix)

SCHRODER SERIES TRUST

AMENDMENT

To INVESTMENT SUBADVISORY AGREEMENTS

This AMENDMENT is made as of this 1st day of June, 2015 among Schroder Series Trust, Schroder Investment Management North America Inc. and Schroder Investment North America Limited to the Investment Subadvisory Agreement dated as of June 18, 2013, with respect to Schroder Emerging Markets Multi-Cap Equity Fund, and to the Investment Subadvisory Agreement dated as of June 16, 2014, with respect to Schroder Global Multi-Asset Income Fund and Schroder Global Strategic Bond Fund (the “Investment Subadvisory Agreements”).

WHEREAS, the Parties desire to amend the Investment Subadvisory Agreements to provide for a revised subadvisory fee;

NOW, THEREFORE, the parties agree as follows:

1.              The payment amounts, set forth as a percentage, shall be updated in Section 5 of each Investment Subadvisory Agreement as follows:

Schroder Emerging Markets Multi-Cap Equity Fund — 49.5%

Schroder Global Multi-Asset Income Fund — 45.0%

Schroder Global Strategic Bond Fund — 54%

2.              All other provisions of the Investment Advisory Agreements remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

SCHRODER SERIES TRUST

By:	/s/ Alan M. Mandel
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ Mark A. Hemenetz
Authorized Signatory